UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of principal executive offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d)    Director Appointments and Resignations

Effective February 21, 2017, the Board of Directors (the “Board”) of Cherokee Inc. (the “Company”) appointed Carol Baiocchi and Susan E. Engel as new directors of the Company, and appointed Ms. Baiocchi as a member of the Compensation Committee of the Board and Ms. Engel as a member of the Audit Committee of the Board. The Board has determined that each of Ms. Baiocchi and Ms. Engel qualifies as an independent director under applicable NASDAQ rules. Immediately prior to such appointments,  the Board accepted the resignation of Timothy Ewing from his position as a director of the Company and a  member of the Audit Committee and Compensation Committee of the Board. Mr. Ewing’s resignation was not the result of any disagreement with the Company on any matter, including matters relating to its operations, policies and practices.

Ms. Baiocchi, 66, currently serves as a director of Two Ten Footwear Foundation, a charitable foundation that offers assistance to the footwear industry community. She formerly served as chairman and vice-chair for the foundation. Ms. Baiocchi is also co-founder of the Women in Footwear Industry (WIFI) Community Initiative and currently serves as co-director. From 2009 to 2016, Ms. Baiocchi served as senior vice president, footwear for Kohl’s Corporation. During her tenure, she led merchandising and creation for licensed brands, increasing the retailer’s penetration in fashion footwear and expanding the athletic footprint. From 1994 to 2009, Ms. Baiocchi served as vice president/divisional merchandise manager, women’s footwear at Macy’s West, a division of Macy’s Inc., where she planned and executed merchandising and product development throughout the company’s multiple store group consolidations. Ms. Baiocchi holds a Bachelor of Arts degree from Loyola University. The Board believes Ms. Baiocchi possesses a wide range of qualifications to serve as a director, including extensive experience in our industry and a track record of successfully growing consumer products and retail businesses.

Ms. Engel, 70, currently serves as an independent director at Wells Fargo & Company (NYSE:WFC). She possesses extensive corporate board experience, having previously served as a director for nine public and private companies, including SuperValu Inc. from 1999 to 2013. Ms. Engel formerly served as chief executive officer of Portero Luxury, a New York based e-commerce company, from 2009 to 2013, where she led a restructuring initiative and oversaw the successful sale of the company. From 1994 to 2007, Ms. Engel served as president, and later as chair and chief executive officer, of Lenox Corporation (formerly Department 56), a manufacturer, designer and distributor of collectables. At Lenox, Ms. Engel led a supply chain and line extension strategy, leading the company into new channels of distribution and strategic acquisitions. Prior to Lenox, Ms. Engel served as chief executive officer and president of Champion Athletic, a division of Sara Lee Corporation. Ms. Engel holds a Masters of Business Administration from Harvard Business School, and a Bachelor of Science from Cornell University. The Board believes Ms. Engel’s private label and brand development expertise, as well as her significant experience serving as a public company director, will prove invaluable to the Board.

Each of Ms. Baiocchi’s and Ms. Engel’s compensation for her services as a director will be consistent with the Company’s compensation arrangements for its other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2016. In general, these arrangements consist of annual compensation of $80,000 and additional compensation in connection with committee memberships and chairman roles, with each member of the Audit Committee not serving as chair receiving an additional $10,000 annually and each member of the Compensation Committee not serving as chair receiving an additional $7,500 annually, in all cases subject to each non-employee director’s ability to elect to receive equity awards in lieu of cash for all or a portion of his or her annual cash compensation for Board service. Additionally, the Company intends to enter into an indemnification agreement with each of Ms. Baiocchi and Ms. Engel in the same form as the indemnification agreements the Company has entered into with its other directors. In general, these indemnification agreements provide, among other things, for the indemnification to the fullest extent permitted or required by applicable Delaware law, provided that an indemnitee shall not be entitled to indemnification in connection with any proceedings or claims initiated or brought voluntarily by the indemnitee and not by way of defense, subject to certain exceptions.  Other than these standard arrangements, there are no arrangements or understandings between Ms. Baiocchi or Ms. Engel and any other persons pursuant to which Ms. Baiocchi or Ms. Engel was selected as a director. Neither of Ms. Baiocchi or Ms. Engel is a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cherokee Inc.

February 27, 2017	By:	/s/ Jason Boling
Jason Boling
Chief Financial Officer